RENOWNED GEOLOGIST JOINS SENTRY PETROLEUM'S BOARD OF DIRECTORS

Denver, Colorado - (Marketwire - April 23, 2008) - -- Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that Dr. John Kaldi has become a member of the Company's Board of Directors, effective immediately.

Dr. Kaldi obtained his Ph.D. in geology from Cambridge University, England, and has 28 years experience in the petroleum industry with such organizations as Shell, Arco and Vico. Dr. Kaldi has also served as Director of the Australian National Centre for Petroleum Geology and Geophysics, as Head of the Australian School of Petroleum, University of Adelaide and is currently Chief Scientist of the Australian Cooperative Research Centre for Greenhouse Gas Technologies and holder of the Australian Chair of Geosequestration.

Chief Executive Officer Alan Hart commented on Dr. Kaldi's appointment, "John is a global authority on petroleum seals and reservoirs. He has over 100 professional publications to his credit and is the recipient of several awards from the American Association of Petroleum Geologists including the prestigious Special Commendation for Significant Contributions to Petroleum Geology. The board of directors is honored to have an individual of Dr. Kaldi's stature join the company."

Dr. Kaldi commented, "In my view Sentry is building the company the most effective way. They have recognized that key personnel are vital and in short supply. They have set the foundation of an exceptional management team. This is a team and a strategy I am proud to be a part of."

Hart echoed Dr. Kaldi's comments, "One of the keys to building a successful petroleum company is building the right team. Dr. Rajweswaran, Dr. Kaldi and I have different areas of expertise that complement each other exceptionally well. We all understand the value and importance of technology and team work and will utilize our combined expertise to build a solid foundation for the Company. We will continue to build Sentry with this in mind and look forward to adding to this management team to support our fast-paced acquisition strategy."

About Sentry Petroleum
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:
Investor Relations 866.680.7649
info@sentrypetroleum.com
www.sentrypetroleum.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.